Exhibit 4.3

FIRST AMENDMENT TO ESCROW AGREEMENT

This FIRST AMENDMENT TO ESCROW AGREEMENT (this “Agreement”) is made as of this 23rd day of January, 2012 by and among Paladin Realty Income Properties, Inc., a Maryland corporation (the “Company”), KBR Capital Markets, LLC (f/k/a Paladin Realty Securities, LLC) (the “Dealer Manager”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), with reference to the facts set forth below.

RECITALS

WHEREAS, the Company, Paladin Realty Securities, LLC (“Paladin Realty Securities”) and the Escrow Agent entered into that certain Escrow Agreement, dated as of February 6, 2008 (the “Original Escrow Agreement”), in connection with an offering of up to $850,000,000 in shares of the Company’s common stock, par value $0.01 per share, pursuant to the terms of the prospectus contained in the registration statement on Form S-11, as amended, as initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on October 23, 2007 (the “Original Offering”);

WHEREAS, the Company is proposing a follow-on offering of up to $725,000,000 in shares of the Company’s common stock, par value $0.01 per share, pursuant to the terms of the prospectus contained in the registration statement on Form S-11, as amended, as initially filed with the SEC under the Act, on July 22, 2011 (the “Follow-On Offering”);

WHEREAS, Paladin Realty Securities changed its name to KBR Capital Markets, LLC and was subsequently acquired by KBR Capital Partners, LLC; and

WHEREAS the parties hereto wish to amend the Original Escrow Agreement to reflect the terms of the Follow-On Offering and the change in name of the Dealer Manager.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

1. Assumption. The parties hereby acknowledge and agree that KBR Capital Markets is a successor of Paladin Realty Securities in connection with the Escrow Agreement and that the Escrow Agreement, as amended hereby, is binding upon KBR Capital Markets and that KBR Capital Markets is conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained in the Escrow Agreement, as modified herein.

2. Amendment. The Escrow Agreement is hereby amended as follows:

2.1 All references throughout the Escrow Agreement referring to Paladin Realty Securities as Dealer Manager shall now be read to refer to KBR Capital Markets.

2.2 The first Recital of the Escrow Agreement is hereby deleted in its entirety and replaced by the following first Recital:

“WHEREAS, the Company proposes to offer for sale, on a continuing bases (the “Offering”) up to $725,000,000 in shares of the Company’s common stock, par value $0.01 per share, pursuant to the terms of the prospectus (the “Prospectus”) contained in the registration statement on Form S-11, as amended, as initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on July 22, 2011;”

2.3 Section 8 of the Escrow Agreement is hereby amended such that notices, requests, demands, and other communications to the Company shall be directed to the attention of Whitney A. Greaves, Managing Director of Paladin Realty Partners, LLC. Section 8 of the Escrow Agreement is hereby further amended such that notices, requests, demands, and other communications to the Dealer Manager shall be directed to: KBR Capital Markets, LLC, 225 Shoreline Drive, Suite 428, Redwood City, California, 94065, Fax: (877) 710-0527, Attention: Suzanne Bond.

3. Miscellaneous.

3.1 Entire Agreement; Counterparts. This Agreement, together with the Original Escrow Agreement, contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understands, oral or written, with regard to such escrow. This Agreement, and any amendments hereto, may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original.

3.2 Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any court of competent jurisdiction in the State of Delaware.

3.3 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

3.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one of more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or to the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

3.5 Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns, and legal representatives of the parties hereto.

3.6 Severability. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Escrow Agreement as of the date set forth above.

PALADIN REALTY INCOME PROPERTIES, INC.

BY:	/s/ James R. Worms
Name: James R. Worms
Title: Chairman and CEO

KBR CAPITAL MARKETS, LLC

BY:	/s/ Suzanne L. Bond
Name: Suzanne L. Bond
Title: President and CEO

WELLS FARGO BANK, N.A.

BY:	/s/ Brent Jordahl
Name: Brent Jordahl
Title: Trust Officer

Signature Page to First Amendment to Escrow Agreement